Exhibit 99.1

            Electroglas Announces First Quarter Fiscal 2007 Results

    SAN JOSE, Calif.--(BUSINESS WIRE)--Sept. 21, 2006--Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and test handling solutions for the semiconductor industry, today reported its operating results for the first fiscal quarter 2007 ended September 2, 2006.
    Revenue for the first quarter of fiscal 2007 was $13.5 million. Net loss on a GAAP (Generally Accepted Accounting Principles) basis was $5.8 million, or $0.22 per share. Non-GAAP net loss was $2.4 million, or $0.09 per share, adjusted for a $3.4 million inventory provision, an improvement from the non-GAAP net loss per share of $0.13 in the fourth quarter of fiscal 2006, adjusted for $17.6 million of debt conversion expense. At September 2, 2006, the Company had cash and investments of $16.6 million.
    "Electroglas' revenue increased slightly in the first quarter of fiscal 2007 from the fourth quarter of fiscal 2006 and by 40% from the first quarter of 2006," said Thomas Rohrs, Electroglas Chairman and CEO. "On a GAAP basis, gross profit, was 15% percent of sales, a decrease of 22 percentage points from the fourth quarter of 2006 and a decrease of 7 percentage points from the first quarter of 2006. On a non-GAAP basis, gross profit was 40% of sales and increased 3% from the fourth quarter of 2006 and by 18% from the first quarter of 2006."

    Second Fiscal Quarter 2007 Business Outlook

    Electroglas expects revenue for the second fiscal quarter of 2007 to be in the $12.5-$15 million range.

    Investor Conference Call Details

    Electroglas' management plans to hold a teleconference on its first fiscal quarter results, along with its outlook for the second fiscal quarter 2007, today beginning at 2:00 p.m. PT, 5:00 p.m. ET. Interested parties who wish to attend the teleconference may call
(800) 895-3606; Conference ID is EGLS, and are asked to do so approximately 10 minutes before the teleconference is scheduled to begin. No reservations are required. The teleconference will be available via webcast from the Company's website at ir.electroglas.com.

    About Electroglas

    Electroglas is a leading supplier of innovative wafer probers, prober-based test handlers, test floor management software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing. Headquartered in San Jose, California, the Company has been a leading equipment supplier to the semiconductor industry for over four decades, and has shipped more than 15,000 systems worldwide. Electroglas' stock trades on the Nasdaq National Market under the symbol "EGLS." More information about the Company and its products is available at www.electroglas.com.

    Safe Harbor Statement

    This news release contains forward-looking statements including statements relating to expected revenue in the second fiscal quarter of 2007 and the adoption of new products by new and existing customers. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk of adverse changes in global and domestic economic conditions, a prolonged downturn in the semiconductor and electronics industries, a downturn or decrease in customer utilization rates, unforeseen technical difficulties related to the development and manufacture of Electroglas' products, and a failure of its new products to achieve broad market acceptance as a result of competing technologies. Electroglas assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas' business in general, see the risk disclosures in Electroglas' SEC filings, including its most recent Annual Report on Form 10-K for the year ended May 31, 2006 and its Quarterly Reports on Form 10-Q filed from time to time with the SEC.




                          ELECTROGLAS, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (in thousands, except per-share amounts, unaudited)

                                          Three months ended
                                --------------------------------------
                                September 2,    May 31,   September 3,
                                    2006         2006         2005
                                ------------- ------------ -----------
Net sales                         $13,533      $ 13,449     $ 9,685
Cost of sales                      11,550         8,451       7,556
                                ------------- ------------ -----------
Gross profit                        1,983         4,998       2,129
Operating expenses:
  Engineering, research and
   development                      2,743         2,726       3,193
  Sales, general and
   administrative                   4,960         4,980       3,426
                                ------------- ------------ -----------
      Total operating expenses      7,703         7,706       6,619
                                ------------- ------------ -----------
Operating loss                     (5,720)       (2,708)     (4,490)
Interest expense, net                 (28)         (243)       (161)
Debt conversion expense                --       (17,603)         --
Other income (expense), net           (73)          (46)        103
                                ------------- ------------ -----------
Loss before income taxes           (5,821)      (20,600)     (4,548)
Provision (benefit) for
 income taxes                           4            (1)       (641)
                                ------------- ------------ -----------
Net loss                          $(5,825)     $(20,599)    $(3,907)
                                ============= ============ ===========
Net loss per share, basic
 and diluted                      $ (0.22)     $  (0.89)    $ (0.18)
                                ============= ============ ===========
Shares used in calculations        26,259        23,197      21,791
                                ============= ============ ===========



    Reconciliation of GAAP to Non-GAAP Financial Information.

    In addition to disclosing results in accordance with Generally Accepted Accounting Principles (GAAP), Electroglas also discloses non-GAAP results of operations and gross profit that exclude certain unusual charges, gains, or benefits. Management believes the non-GAAP measures help indicate underlying trends in Electroglas' business, and management uses non-GAAP measures to establish operational goals. Non-GAAP information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.
    The following is a reconciliation of Generally Accepted Accounting Principles (GAAP) loss to non-GAAP net loss (unaudited):



                                         Three months ended
                               ---------------------------------------
                                September 2,    May 31,   September 3,
                                    2006         2006           2005
                               -------------- ------------ -----------
GAAP income (loss) before
 income taxes                     $(5,821)     $(20,600)    $(4,548)
Non-GAAP adjustments:
  Inventory provision (2)           3,386            --          --
  Debt conversion expense (1)          --        17,603          --
                               -------------- ------------ -----------
Non-GAAP loss before income
 taxes                             (2,435)       (2,997)     (4,458)
Income tax provision (benefit)          4            (1)       (641)
                               -------------- ------------ -----------
Non-GAAP net loss                 $(2,439)     $ (2,996)    $(3,907)
                               ============== ============ ===========

Non-GAAP net loss per share,
 basic and diluted                $ (0.09)     $  (0.13)    $ (0.18)
                               ============== ============ ===========


(1) During May 2006, the Company exchanged $25.0 million of its Notes for 4,268,000 shares of its common stock and $7.5 million in cash in privately negotiated transactions with Note holders. The offer and issuance of the common stock underlying these transactions were exempt from registration under Section 4 (2) of the Securities Act of 1933 and were freely tradeable upon issuance. At the conversion price of $10.2465 per share, the $25.0 million of Notes exchanged would have been convertible into 2,440,000 shares of common stock. For accounting purposes, the additional 1,828,000 shares of common stock that the Company issued in these transactions, valued at $8.6 million, the $7.5 million cash paid, the unamortized bond costs of $1.1 million, and the transaction costs of $0.4 million are considered an inducement for the holders to convert their Notes, which required the Company to record a non-operating debt conversion expense of approximately $17.6 million during the fourth quarter ended May 31, 2006. These transactions resulted in a $25.0 million reduction of the Notes outstanding and increased Stockholders' Equity by $33.6 million.

(2) During Q1 2007, the Company reduced its forecast outlook for its Sidewinder product line. In connection with this decision, the Company recorded a $3.4 million provision for inventory now considered excess.



    The following is a reconciliation of GAAP gross profit to non-GAAP gross profit:



                                        Three months ended
                             -----------------------------------------
                              September 2,      May 31,   September 3,
                                   2006          2006          2005
                             --------------- ------------- -----------
GAAP gross profit                $ 1,983       $ 4,998        $2,129
Non-GAAP adjustments:
  Inventory provision (2)          3,386            --            --
                             --------------- ------------- -----------
Non-GAAP gross profit            $ 5,369       $ 4,998        $2,129
                             =============== ============= ===========

Net sales                        $13,533       $13,449        $9,685
                             =============== ============= ===========

Non-GAAP gross profit                40%           37%           22%
                             =============== ============= ===========



                          ELECTROGLAS, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                      (in thousands, unaudited)

                                             September 2,     May 31,
                                                  2006         2006
                                             -------------- ----------

ASSETS
Current assets:
   Cash and cash equivalents                    $16,102      $17,293
   Accounts receivable, net                      11,326       12,619
   Inventories, net                              16,644       19,389
   Prepaid expenses and other current assets      1,843        2,149
                                             -------------- ----------
         Total current assets                    45,915       51,450
Restricted cash                                     500          500
Long term investments                                --        1,974
Property, plant and equipment, net                4,712        5,089
Other assets, net                                 2,632        2,833
                                             -------------- ----------
         Total assets                           $53,759      $61,846
                                             ============== ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                             $ 7,863      $ 9,761
   Accrued liabilities                            6,159        7,016
   Deferred revenue                               1,580        1,627
   Convertible subordinated notes, net            8,368           --
                                             -------------- ----------
         Total current liabilities               23,970       18,404
Convertible subordinated notes, net                  --        8,330
Non-current liabilities                           2,121        1,930
Stockholders' equity                             27,668       33,182
                                             -------------- ----------
         Total liabilities and
          stockholders' equity                  $53,759      $61,846
                                             ============== ==========


    CONTACT: Electroglas, Inc.
             Candi Lattyak, 408-528-3801 (Investor Relations) clattyak@electroglas.com